Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Rezolute, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value, to be sold by the Selling Stock Holders	457(c)	1,295,383	$5.295(1)	$6,895,052.985	$0.00015310	$1,050.12
Total Offering Amounts							$1,050.12
Total Fee Offsets							$0.00
Net Fee Due							$1,050.12

(1)	Estimated in accordance with Rule 457(c) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, based on the average of the high and low prices of shares of the registrant’s Common Stock, as reported on the Nasdaq Capital Market on July 14, 2025, a date within five business days prior to the initial filing of this registration statement